Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

dated as of June 29, 2010

among

TIB FINANCIAL CORP.,

TIB BANK

and

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

TABLE OF CONTENTS

ARTICLE I

PURCHASE; CLOSING

1.1	Purchase	2
1.2	Closing	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1	Disclosure	6
2.2	Representations and Warranties of the Company and the Bank	7
2.3	Representations and Warranties of Purchaser	31

ARTICLE III

COVENANTS

3.1	Filings; Other Actions	33
3.2	Access, Information and Confidentiality	35
3.3	Conduct of the Business	36
3.4	Acquisition Proposals	40
3.5	NASDAQ Approval	42
3.6	Repurchase and Financing Restructuring	42
3.7	D&O Indemnification	42
3.8	Notice of Developments	43

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1	Governance Matters	43
4.2	Legend	44
4.3	Exchange Listing	44
4.4	Registration Rights	44
4.5	Rights Offering	44
4.6	Employees	45
4.7	Reservation for Issuance	45
4.8	Certificate of Designations	45
4.9	Certain Post-Closing Transactions	45

i

ARTICLE V

TERMINATION

5.1	Termination	45
5.2	Effects of Termination	46
5.3	Fees	47

ARTICLE VI

MISCELLANEOUS

6.1	Survival	48
6.2	Expenses	48
6.3	Amendment; Waiver	48
6.4	Counterparts and Facsimile	48
6.5	Governing Law	48
6.6	WAIVER OF JURY TRIAL	49
6.7	Notices	49
6.8	Entire Agreement, Assignment.	50
6.9	Interpretation; Other Definitions	50
6.10	Captions	51
6.11	Severability	51
6.12	No Third Party Beneficiaries	51
6.13	Time of Essence	51
6.14	Certain Adjustments	51
6.15	Public Announcements	51
6.16	Specific Performance; Limitation on Damages	52

INDEX OF DEFINED TERMS

Term	Location of Definition

1940 Act	2.2(ff)(1)
409A Plan	2.2(s)(8)
Acquisition Proposal	3.4(b)
Affiliate	6.9(a)
Agencies	2.2(w)(5)(D)
Agency	2.2(w)(5)(D)
Agreement	Preamble
Articles of Incorporation	2.2(a)(1)(ii)
Authorizations	2.2(a)(1)
Bank	Preamble
Bank Charter	2.2(a)(2)(ii)
beneficial owner	6.9(g)
beneficially own	6.9(g)
Benefit Plan	2.2(s)(1)
BHCA	2.2(a)(1)
Burdensome Condition	1.2(c)(2)(G)(ii)
business day	6.9(e)
Capitalization Date	2.2(b)
CERCLA	2.2(v)
Certificate of Designations	Recitals
Charge-Offs	1.2(c)(2)(Q)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(j)
Common Stock	Recitals
Company	Preamble
Company 10-K	2.1(c)(2)(A)
Company Insurance Policies	2.2(x)
Company Preferred Stock	2.2(b)
Company Recommendation	3.1(b)
Company Reports	2.2(h)(1)
Company Representative	3.2(a)
Company Significant Agreement	2.2(m)(i)
Company’s knowledge	6.9(h)
Confidentiality Agreement	3.2(b)
control	6.9(a)
controlled by	6.9(a)
Conversion Shares	2.2(o)
Convertible Preferred Stock	Recitals
DIF	2.2(a)(2)
Disclosure Schedule	2.1(a)
EESA	2.2(s)(10)
ERISA	2.2(s)(1)

ERISA Affiliate	2.2(s)(1)
Exchange Act	2.2(h)(1)
Existing D&O Policies	1.2(c)(2)(J)(i)
Expense Reimbursement	6.2
FDIC	2.2(a)(2)
Federal Reserve	1.2(c)(1)(B)
Financing Restructuring	Recitals
Florida Secretary	Recitals
GAAP	2.2(g)
Governmental Entity	1.2(c)(1)(A)
herein	6.9(d)
hereof	6.9(d)
hereunder	6.9(d)
include	6.9(c)
included	6.9(c)
includes	6.9(c)
including	6.9(c)
knowledge of the Company	6.9(h)
Legacy Shareholder	4.5
Liens	1.2(b)(1)
Loans	2.2(w)(1)
Loan Tape	2.2(w)(9)
Material Adverse Effect	2.1(b)
NASDAQ	1.2(c)(2)(K)
NASDAQ Approval	1.2(c)(2)(K)
or	6.9(b)
Per Share Purchase Price	1.2(b)(2)
person	6.9(f)
Pool	2.2(w)(8)
Pre-Closing Period	3.3(a)
Previously Disclosed	2.1(c)
Proprietary Rights	2.2(y)
Purchase Price	1.2(b)(2)
Purchased Shares	1.1
Purchaser	Preamble
Purchaser Bank Board Designees	1.2(c)(2)(I)
Purchaser Board Designees	1.2(c)(2)(H)
Record Date	4.5
Registration Rights Agreement	4.4
Regulatory Agreement	2.2(u)
Repurchase	Recitals
Representatives	3.4(a)
Required Approvals	2.2(f)
Rights	4.5
Rights Offering	4.5
Sarbanes-Oxley Act	2.2(h)(2)

SEC	2.1(c)(2)(A)
Securities Act	2.2(h)(1)
Series A Preferred	Recitals
Shareholder Proposal	3.1(b)
SRO	2.2(h)(1)
Subsidiaries	2.2(a)(1)
Subsidiary	2.2(a)(1)
Tax Return	2.2(j)(3)
Taxes	2.2(j)(3)
Termination Fee	5.3(d)
Treassury	Recitals
under common control with	6.9(a)
VA	2.2(w)(5)
Voting Debt	2.2(b)
Warrants	Recitals

v

LIST OF SCHEDULES AND EXHIBITS

Schedule A	List of Subsidiaries

Exhibit A	Form of Certificate of Designations
Exhibit B	The Repurchase
Exhibit C	Financing Restructuring
Exhibit D	Registration Rights Agreement – Principal Terms
Exhibit E	Certain Post-Closing Transactions

INVESTMENT AGREEMENT, dated as of June 29, 2010 (this “Agreement”), among TIB Financial Corp., a corporation organized under the laws of the State of Florida (the “Company”), TIB Bank, a Florida corporation and a banking subsidiary of the Company (the “Bank”), and North American Financial Holdings, Inc., a Delaware corporation (“Purchaser”).

RECITALS:

WHEREAS, the Company intends to issue and sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, (i) 700,000,000 shares of common stock, $0.10 par value, of the Company (the “Common Stock”) and (ii) 70,000 shares of mandatorily convertible participating voting preferred stock, no par value, of the Company, having the terms set forth in Exhibit A (the “Convertible Preferred Stock”), in each case on the terms and conditions described herein.  Each share of Common Stock will be sold to Purchaser at a purchase price of $0.15 per share, and each share of Convertible Preferred Stock will be sold to Purchaser at a purchase price of $1,000.00 per share and shall be convertible into a number of shares of Common Stock equal to the liquidation preference divided by $0.15 (subject to anti-dilution adjustments set forth in the Certificate of Designations); and

WHEREAS, in connection with the investment by Purchaser, (i) the Company shall enter into a binding definitive agreement with the United States Department of the Treasury (“Treasury”), pursuant to which, among other things and subject to the terms and conditions set forth therein, following the Closing, the Company will redeem and/or purchase from Treasury all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and related warrants to purchase shares of Company Common Stock (the “Warrants”) (the “Repurchase”) (the terms of the Repurchase being set forth in Exhibit B) and (ii) the Company and the Bank shall effect a restructuring of certain historic financing arrangements relating to the Company’s capital raising efforts (the “Financing Restructuring”) (the terms of the Financing Restructuring being set forth in Exhibit C).

WHEREAS, the Company intends to amend its Articles of Incorporation and its bylaws, in form and substance reasonably satisfactory to Purchaser, to give effect to the transactions contemplated by this Agreement;

WHEREAS, when issued and purchased in accordance with the terms of this Agreement, the Convertible Preferred Stock will be evidenced by a share certificate incorporating the terms set forth in a certificate of designations, preferences and rights for the Convertible Preferred Stock, substantially in the form attached as Exhibit A (the “Certificate of Designations”).  The Certificate of Designations will be made a part of the Articles of Incorporation by the filing of the Certificate of Designations with the Secretary of State of the State of Florida (the “Florida Secretary”);

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1           Purchase.  On the terms and subject to the conditions set forth herein, at the Closing, Purchaser will purchase from the Company, and the Company will issue and sell to Purchaser, 700,000,000 shares of Common Stock and 70,000 shares of Convertible Preferred Stock (the “Purchased Shares”).

1.2           Closing.

(a)           The Closing.  The closing of the purchase and sale of the Purchased Shares referred to in Section 1.1 (the “Closing”) shall occur at 10:00 a.m., New York City time, on the third business day after the satisfaction or, if permissible, waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or such other date or location as agreed by the parties.  The date of the Closing is referred to as the “Closing Date.”

(b)           Closing Deliveries.  Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing set forth in Section 1.2(c), at the Closing:

(1)           the Company will deliver to Purchaser (A) the Expense Reimbursement in accordance with Section 6.2 hereof, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, and (B) the Purchased Shares, as evidenced by one or more certificates dated the Closing Date and bearing the appropriate legends as set forth herein and free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (other than restrictions on transfer imposed by applicable securities laws) (collectively, “Liens”);

(2)           Purchaser will deliver to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, an amount equal to the sum of (A) $0.15 per share (the “Per Share Purchase Price”) multiplied by the number of shares of Common Stock included in the Purchased Shares and (B) $1,000.00 multiplied by the number of shares of Convertible Preferred Stock included in the Purchased Shares (such sum, the “Purchase Price”).

(c)           Closing Conditions.  (1)  The obligation of Purchaser, on the one hand, and the Company and the Bank, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser, the Company and the Bank prior to the Closing of the following conditions:

(A)           no provision of any applicable law or regulation and no judgment, injunction, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign (each, a “Governmental Entity”) shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning or voting any Purchased Shares (or any shares of Common Stock issuable upon conversion thereof) or converting any shares of Convertible Preferred Stock into Common Stock pursuant to the terms of the Certificate of Designations (except any limitation on the number of authorized shares of Common Stock set forth in the Articles of Incorporation prior to approval of the Shareholder Proposal (as defined herein)), and no lawsuit or formal administrative proceeding shall have been commenced by any Governmental Entity seeking to effect any of the foregoing; and

(B)           any Required Approvals of the Florida Office of Financial Regulation and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) required to consummate the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect as of the Closing Date.

(2)           The obligation of Purchaser to purchase the Purchased Shares at the Closing is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:

(A)           all representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein), both individually and in the aggregate, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (other than the representations and warranties set forth in Sections 2.2(a), (b), (c), (d)(1), (d)(2)(A)(i), (d)(2)(B), (f), (g), (k)(4), (o), (p)(1), (z), (aa) and (bb), which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date);

(B)           each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it at or prior to Closing;

(C)           Purchaser shall have received a certificate signed on behalf of each of the Company and the Bank by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(2)(A) and 1.2(c)(2)(B) have been satisfied;

(D)           since March 31, 2010, no fact, event, change, condition, development, circumstance or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(E)           Purchaser shall have entered into a binding definitive agreement with the Treasury to, following the Closing, purchase and/or redeem all of the issued and outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Warrants in accordance with the terms set forth in Exhibit B and such agreement shall remain in full force and effect;

(F)           the Financing Restructuring shall have been completed in all respects in accordance with the terms set forth in Exhibit C;

(G)           (i) no Required Approval issued by any Governmental Entity shall impose or contain any restraint, condition, change or requirement, and (ii) no law, regulation, policy, consent order, interpretation or guidance shall have been enacted, issued, promulgated, enforced or entered by a Governmental Entity since the date of this Agreement, that, in the case of clause (i) and clause (ii), individually or in the aggregate, is adverse to Purchaser or any of its Affiliates in any material respect (in the case of clause (ii), “adverse” shall mean reducing the benefit or increasing the burden of the transactions contemplated hereby), as determined by Purchaser in its sole good faith judgment (any restraint, condition, change, requirement, law, regulation, policy, interpretation or guidance of the type described in this clause (G), a “Burdensome Condition”).

(H)           all of the members of the Company’s Board of Directors in office immediately prior to the Closing shall have resigned, and each of R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary, Kenneth A. Posner and additional individuals to be designated by Purchaser in its sole discretion (the “Purchaser Board Designees”) shall have been appointed to the Board of Directors of the Company, effective as of the Closing;

(I)           the size of the Board of Directors of the Bank shall have been increased to 14 directors, all directors of the Bank in office immediately prior to the Closing shall have resigned and the individuals to be designated by Purchaser in its sole discretion (collectively with the Purchaser Board Designees, the “Purchaser Bank Board Designees”) shall have been appointed to the Board of Directors of the Bank, effective as of the Closing;

(J)           either (i) the existing directors and officers liability and errors and omissions insurance policies of the Company, the Bank and any Subsidiary (the “Existing D&O Policies”) shall remain in full force and effect as of the date of this Agreement and shall continue in full force and effect until they expire upon the expiration dates set forth in Section 2.2(x) of the Company Disclosure Schedule and the insurers thereunder shall have provided to the Company an endorsement in writing to the effect that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall result in a termination of such policies, or a reduction in coverage of any such policies; or (ii) the Company shall have obtained a policy (or policies) of directors and officers liability and errors and omissions insurance coverage with insurance carriers believed to be financially sound and reputable with coverage substantially identical to the coverage provided by the Existing D&O Policies;

(K)           the Company shall have received the approval of the NASDAQ Stock Market (the “NASDAQ”) to issue the Purchased Shares without the approval of the Company’s shareholders in reliance on Rule 5635(f) of the NASDAQ Stock Market Listing Rules (the “NASDAQ Approval”), and such NASDAQ Approval shall be in full force and effect;

(L)           the shares of Common Stock included in the Purchased Shares and the Conversion Shares shall have been authorized for listing on the NASDAQ or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;

(M)           the Company and Purchaser shall have entered into the Registration Rights Agreement pursuant to Section 4.4, having the terms set forth in Exhibit D;

(N)           as measured immediately prior to the Closing, core deposits (i.e., money market, demand, checking, savings and transactional accounts for retail customers) of the Bank shall not have decreased by more than twenty percent (20%) from the amount thereof as of March 31, 2010;

(O)           (i) the Charge-Offs in any completed calendar fiscal quarter commencing after March 31, 2010 shall not exceed $12,706,000 and (ii) the Charge-Offs in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date shall not exceed an amount equal to $12,706,000 pro-rated by the number of days in such interim quarterly period; for the purposes of this Section 1.2(c)(2)(O), “Charge-Offs” shall mean the loans charged-off as reflected in the Company Reports, if then publicly filed, and otherwise derived from the books and records of the Bank in a manner consistent with past practice, with the preparation of the financial statements in the Company Reports and with the Company’s or the Bank’s written policies in effect as of the date of this Agreement; and three calendar days prior to the Closing Date, the Company shall provide Purchaser with a schedule reporting Charge-Offs for the periods referred to in clauses (i) and (ii); and

(P)           Unless otherwise requested by Purchaser, the Company shall have (x) received, from each employee of the Company, the Bank or any Subsidiary who is party to, or who is a participant in, any Benefit Plan that contains a definition of change of control, change in control, or any similar term, a binding waiver stipulating that for all purposes of each such Benefit Plan, neither the execution of this Agreement, consummation of the transactions contemplated hereby, nor any related event shall constitute a change of control, change in control, or term of similar import, and (y) amended each Benefit Plan that contains a definition of change of control, change in control or any similar term, to provide that for all purposes of each such Benefit Plan, neither the execution of this Agreement, consummation of the transactions contemplated hereby, nor any related event shall constitute a change of control, change in control or term of similar import.

(3)           The obligations of the Company and the Bank to effect the Closing are subject to the fulfillment or written waiver by both of the Company and the Bank prior to the Closing of the following additional conditions:

(A)           all representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to materiality or material adverse effect qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date, and except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, impair in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement;

(B)           Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing; and

(C)           the Company and the Bank each shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(A) and (B) have been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Disclosure.  (a)  On or prior to the date hereof, the Company and the Bank delivered to Purchaser and Purchaser delivered to the Company and the Bank a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company or the Bank, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.

(b)           “Material Adverse Effect” means any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (1) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company, the Bank and the Subsidiaries, taken as a whole (provided, however, that with respect to this clause (1), a “Material Adverse Effect” shall not be deemed to include any fact, event, change, condition, development, circumstance or effect to the extent resulting from actions or omissions by the Company taken with the prior written consent of Purchaser or as expressly required by this Agreement), or (2) materially impairs or would be reasonably likely to materially impair the ability of the Company or the Bank to perform its obligations under this Agreement or to consummate the Closing.

(c)           “Previously Disclosed” with regard to (1) a party means information set forth in its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure (without the need to examine underlying documentation) that such disclosure is relevant to another section of this Agreement, and (2) the Company or the Bank means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) on March 31, 2010 (the “Company 10-K”), (B) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as filed by it with the SEC on May 14, 2010 or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2           Representations and Warranties of the Company and the Bank.  The Company and the Bank, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that, except as Previously Disclosed:

(a)            Organization and Authority.  (1)  The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  The Company has, and at the Closing Date will have, the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company is, and at the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (A) in which the nature of the activities conducted by the Company requires such qualification and (B) in which the Company owns or leases real property, other than such failures that would not have any material impact on the Company.  The Restated Articles of Incorporation, as amended, of the Company (the “Articles of Incorporation”) comply in all material respects with applicable law.  A complete and correct copy of the Articles of Incorporation and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser.  The Company’s direct and indirect subsidiaries (other than the Bank) (each a “Subsidiary” and collectively the “Subsidiaries”) are listed on Schedule A to this Agreement.

(2)           The Bank is a wholly owned subsidiary of the Company and is a corporation and state chartered bank duly organized, validly existing and in good standing under the laws of the State of Florida. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened.  The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed.  The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (A) in which the nature of the activities conducted by the Bank requires such qualification and (B) in which the Bank owns or leases real property, other than such failures that would not have any material impact on the Bank. The charter (“Bank Charter”) of the Bank complies in all material respects with applicable law.  A complete and correct copy of the Bank Charter and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.

(3)           Each of the Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as Previously Disclosed.  Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions (A) in which the nature of the activities conducted by such Subsidiary requires such qualification and (B) in which such Subsidiary owns or leases real property, other than such failures that would not have any material impact on the Company.  The articles or certificate of incorporation, certificate of trust or other organizational document of each Subsidiary comply in all material respects with applicable law.  A complete and correct copy of the articles or certificate of incorporation or certificate of trust and bylaws of each Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Purchaser.

(b)           Capitalization.  The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”).  As of the close of business on June 28, 2010 (the “Capitalization Date”), there were 14,887,922 shares of Common Stock outstanding and 37,000 shares, designated as Series A Preferred Stock, of Company Preferred Stock outstanding.  Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company has not (1) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (2) reserved for issuance any shares of Common Stock or Company Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.  As of the close of business on the Capitalization Date, other than in respect of any stock option or other equity incentive plan in respect of which an aggregate of 802,093 shares of Common Stock have been reserved for issuance and other than 2,380,213 shares of Common Stock subject to outstanding stock purchase warrants, no shares of Common Stock or Company Preferred Stock were reserved for issuance.  All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.  As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (B) the warrant to purchase up to 1,106,389 shares of Common Stock sold by the Company to the Treasury pursuant to that certain Letter Agreement and Securities Purchase Agreement dated as of December 5, 2008 and (C) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).  Section 2.2(b) of the Company Disclosure Schedule sets forth a table listing the outstanding series of trust preferred and subordinated debt securities of the Company and the Bank and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the knowledge of the Company and the Bank.

 (c)           Subsidiaries.  With respect to the Bank and each of the Subsidiaries, (1) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations.  Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bank and the Subsidiaries, free and clear of all Liens.  Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary or the Bank.

(d)           Authorization.  (1)  Each of the Company and the Bank has the full legal right, corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other agreements referenced herein to which each of the Company and the Bank will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of each of the Company and the Bank.  This Agreement has been, and the other agreements referenced herein to which they will be a party, when executed, will be, duly and validly executed and delivered by the Company and the Bank and, assuming due authorization, execution and delivery by Purchaser, is and will be a valid and binding obligation of each of the Company and the Bank enforceable against each of the Company and the Bank in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  No other corporate proceedings are necessary for the execution and delivery by the Company or the Bank of this Agreement and the other agreements referenced herein to which it will be a party, the performance by them of their obligations hereunder and thereunder or the consummation by them of the transactions contemplated hereby, subject, in the case of the authorization of conversion of the Convertible Preferred Stock, to receipt of the approval by the Company’s shareholders of the Shareholder Proposal.  The only vote of the shareholders of the Company required in connection with the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock as described in Section 3.1(b) is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock.  All shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Shareholder Proposal shall be eligible to vote on such proposal.

(2)           Neither the execution and delivery by the Company or the Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Company, the Bank or any Subsidiary under any of the terms, conditions or provisions of (i) its certificate of incorporation or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any Subsidiary is a party or by which it may be bound, or to which the Company, the Bank or any Subsidiary or any of the properties or assets of the Company, the Bank or any Subsidiary may be subject, or (B) assuming the consents referred to in Section 2.2(f) are duly obtained, violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company, the Bank or any Subsidiary or any of their respective properties or assets.

(e)           Accountants.  Crowe Horwath LLP, who has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, is as of the date of such opinion a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.

(f)           Consents.  Schedule 2.2(f) of the Company Disclosure Schedule lists all governmental and any other material consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Required Approvals”).  Other than the securities or blue sky laws of the various states and the Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company or the Bank of the transactions contemplated by this Agreement.

(g)           Financial Statements.  The Company has previously made available to Purchaser copies of (1) the consolidated statements of financial condition of the Company (including its Subsidiaries) as of December 31 for the fiscal years 2008 and 2009, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the fiscal years 2007 through 2009, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Crowe Horwath LLP, and (2) the unaudited consolidated statements of financial condition of the Company (including its Subsidiaries) as of March 31, 2010 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows for the three-month periods ended March 31, 2009 and March 31, 2010.  The December 31, 2009 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company (including its Subsidiaries) as of the date thereof, and the other financial statements referred to in this Section 2.2(g) (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations, comprehensive income, changes in shareholders’ equity, cash flows and the consolidated financial position of the Company (including its Subsidiaries) for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) in all material respects complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.  There is no transaction, arrangement or other relationship between the Company, the Bank or any Subsidiary and an unconsolidated or other Affiliated entity that is not reflected on the financial statements specified in this Section 2.2(g).  The books and records of the Company, the Bank and the Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(h)           Reports.  (1)  Since December 31, 2009, the Company, the Bank and each Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity or self-regulatory organization (“SRO”) (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith.  As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs.  To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any Company Report.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments.  No executive officer of the Company, the Bank or any Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  Copies of all Company Reports not otherwise publicly filed have, to the extent allowed by applicable law, been made available to Purchaser by the Company. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company, the Bank and the Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company, the Bank or any Subsidiary since December 31, 2006.  To the knowledge of the Company and the Bank, there is no unresolved violation, criticism or exception by any Governmental Entity or SRO with respect to any report or statement relating to any examinations of the Company, the Bank or any of the Subsidiaries.

(2)           The records, systems, controls, data and information of the Company, the Bank and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, the Bank or the Subsidiaries or their accountants (including all means of access thereto and therefrom).  The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, the Bank and the Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Bank and the Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2009, (A) none of the Company, the Bank or any Subsidiary or, to the knowledge of the Company or the Bank, any director, officer, employee, auditor, accountant or representative of the Company, the Bank or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, the Bank or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company, the Bank or any Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, the Bank or any Subsidiary, whether or not employed by the Company, the Bank or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.  The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as amended and the rules and regulations promulgated thereunder and as of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(i)             Properties and Leases.  The Company, the Bank and the Subsidiaries have good and marketable title to all real properties and all other properties and assets, tangible or intangible, owned by them (other than any assets or properties classified as other real estate owned), in each case free from Liens that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect.  The Company, the Bank and the Subsidiaries own or lease all properties as are necessary to their operations as now conducted.  The Company, the Bank and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect.  None of the Company, the Bank or any Subsidiary or, to the knowledge of the Company, any other party thereto is in default under any lease described in the immediately preceding sentence.  There are no condemnation or eminent domain proceedings pending or, to the knowledge of the Company, threatened in writing, with respect to any of the real properties necessary to the operations of the Company, the Bank and the Subsidiaries as now conducted.  None of the Company, the Bank or any of the Subsidiaries has, within the last two (2) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.

(j)             Taxes.  Except as set forth in Section 2.2(j) of the Company Disclosure Schedule, (1) each of the Company, the Bank and the Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects.  Each of the Company, the Bank and the Subsidiaries have paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, the Company, the Bank or any of the Subsidiaries which deficiencies have not since been resolved; and (3) there are no material Liens for Taxes upon the assets of either the Company, the Bank or the Subsidiaries except for statutory Liens for Taxes not yet due.  None of the Company, the Bank or any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”) is applicable.  None of the Company, the Bank or any Subsidiary has engaged in any transaction that is the same as or substantially similar to a “reportable transaction” for United States federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4.  None of the Company, the Bank or any of the Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law.  None of the Company, the Bank or any of the Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.  The Company, the Bank and each of the Subsidiaries have complied in all respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9.  No claim has been made by a Tax Authority in a jurisdiction where the Company, the Bank or any of the Subsidiaries, as the case may be, does not file Tax Returns that the Company, the Bank or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction.  None of the Company, the Bank or any of the Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made.  None of the Company, the Bank or any of the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign law).  Each of the Company, the Bank and its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable laws.  No audits or material investigations by any taxing authority relating to any Tax Returns of any of the Company, the Bank or any of the Subsidiaries is in progress, nor has the Company, the Bank or any of the Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress.  There are no outstanding powers of attorney enabling any person or entity not a party to this Agreement to represent the Company, the Bank or any Subsidiary with respect to Tax matters.  None of the Company, the Bank or any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 or any similar provision.  There are no material elections regarding Taxes affecting the Company, the Bank or any of the Subsidiaries.  None of the Company, the Bank or any of the Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g).  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans).  For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(k)            Absence of Certain Changes.  Since December 31, 2009, and except as Previously Disclosed, (1) the Company, the Bank and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (2) none of the Company, the Bank or any Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests, (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (5) no material default (or event that, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company, the Bank or any Subsidiary or, to their knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company, the Bank or any Subsidiary is a party and that is, individually or in the aggregate, material to the financial condition of the Company, the Bank and the Subsidiaries, taken as a whole.

(l)             No Undisclosed Liabilities.  None of the Company, the Bank or any of the Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (1) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of March 31, 2010, (2) current liabilities that have arisen since March 31, 2010 in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary and (3) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary.

(m)           Commitments and Contracts.  (i) The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of, each of the following to which the Company, the Bank or any Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)           any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(2)           any contract or agreement with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company, the Bank or any of the Subsidiaries;

(3)           any contract or agreement with any director, officer, employee or Affiliate of the Company, the Bank or any of the Subsidiaries;

(4)           any contract or agreement limiting the freedom of the Company, the Bank or any Subsidiary to engage in any line of business or to compete with any other person or prohibiting the Company, the Bank or any Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(5)           any contract or agreement with a labor union or guild (including any collective bargaining agreement);

(6)           any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, the Bank or the Subsidiaries;

(7)           any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company, the Bank or any Subsidiary is a lender, borrower or guarantor other than those entered into in the ordinary course of business; and

(8)           any contract or agreement entered into since January 1, 2005 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company, the Bank or any of the Subsidiaries;

(9)            any agreement of guarantee, support or indemnification by the Company, the Bank or any Subsidiary, assumption or endorsement by the Company, the Bank or any Subsidiary of, or any similar commitment by the Company, the Bank or any Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;

(10)          any alliance, cooperation, joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to the Company, the Bank or any Subsidiary;

(11)          any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company, the Bank or any Subsidiary;

(12)          any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement; and

(13)          any contract not listed above that is material to the financial condition, results of operations or business of the Company, the Bank or any Subsidiary.

(ii) (A) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by the Company, the Bank or any Subsidiary and is binding on the Company, the Bank and the Subsidiaries, as applicable, and in full force and effect; (B) the Company, the Bank and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date and are entitled to all accrued benefits under, under each Company Significant Agreement; (C) as of the date hereof, none of the Company, the Bank or any of the Subsidiaries has received notice of any material violation or default (or any condition that with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement; and (D) no other party to any Company Significant Agreement is, to the knowledge of the Company, in default in any material respect thereunder.

(n)           Offering of Purchased Shares.  Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company) under circumstances that would require the integration of such offering with the offering of any of the Purchased Shares to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, which might subject the offering, issuance or sale of any of the Purchased Shares to Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.

(o)           Status of Purchased Shares.  The Purchased Shares to be issued pursuant to this Agreement have been, and the shares of Common Stock issuable upon the conversion of Convertible Preferred Stock purchased hereunder (the “Conversion Shares”) will be, duly authorized by all necessary corporate action, subject in the case of the Conversion Shares, to the approval of the Shareholder Proposal.  When issued, delivered and sold against receipt of the consideration therefor as provided in this Agreement, the Purchased Shares and, when issued in accordance with the terms of the Certificate of Designations, the Conversion Shares, will be validly issued, fully paid and nonassessable and without any personal liability attaching to the ownership thereof, will not be issued in violation of or subject to preemptive rights of any other shareholder of the Company and will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company, the Bank or any Subsidiary is a party. The voting rights of the holders of the Purchased Shares and the Conversion Shares will be enforceable in accordance with the terms of the Certificate of Designations, the Articles of Incorporation, the bylaws of the Company and applicable law.

(p)           Litigation and Other Proceedings.  None of the Company, the Bank or any Subsidiary is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (1) against the Company, the Bank or any Subsidiary (excluding those of the type contemplated by the following clause (2)) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in damages, costs or any other liability owed by the Company, the Bank or such Subsidiary, as applicable, in excess of $1,000,000 or (2) challenging the validity or propriety of the transactions contemplated by this Agreement.  There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, the Bank, any Subsidiary or the assets of the Company, the Bank or any Subsidiary.  There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company, the Bank or any Subsidiary.

(q)           Compliance with Laws. (1) The Company, the Bank and each Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted.  Each of the Company, the Bank and each Subsidiary are and have been in compliance in all material respects with and is not in default or violation in any material respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity or SRO.  Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company, the Bank or any Subsidiary.  Since December 31, 2009, none of the Company, the Bank or any Subsidiary has received any notification or communication from any Governmental Entity or SRO (A) asserting that the Company, the Bank or any Subsidiary is not in material compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(2) Except as would not be material to the Company, the Bank and the Subsidiaries, taken as a whole, the Bank and each Subsidiary have properly administered all accounts for which the Bank or any Subsidiary acts as a fiduciary, including accounts for which the Bank or any Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects.  None of the Bank or any Subsidiary, or any director, officer or employee of the Bank or any Subsidiary, has committed any breach of trust with respect to any such fiduciary account that would be material to the Bank and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(r)           Labor.  Employees of the Company, the Bank and the Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of the Company, the Bank or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the Company’s knowledge threatened against or involving the Company, the Bank or any Subsidiary.  The Company, the Bank and each Subsidiary believe that their relations with their employees are good.  No executive officer of the Company, the Bank or any Subsidiary (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company, the Bank or any Subsidiary that such officer intends to leave the Company, the Bank or any Subsidiary or otherwise terminate such officer’s employment with the Company, the Bank or any Subsidiary.  No executive officer of the Company, the Bank or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company, the Bank or any Subsidiary to any liability with respect to any of the foregoing matters.  The Company, the Bank and the Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

(s)           Company Benefit Plans.

(1)           (A) Section 2.2(s)(1)(A) of the Company Disclosure Schedule sets forth a complete list of each Benefit Plan.  With respect to each Benefit Plan, the Company, the Bank and the Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms.  “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company, the Bank, any Subsidiary or any of their respective ERISA Affiliates is party, whether written or oral, for the benefit of any director, former director, consultant, former consultant, employee or former employee of the Company, the Bank or any Subsidiary.

(2)           With respect to each Benefit Plan, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents, to the extent applicable:  (A) a copy of the Benefit Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof); (B) a copy of the two most recent annual reports and actuarial reports, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (C) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (D) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (E) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

(3)           Except as set forth in Section 2.2(s)(3) of the Company Disclosure Schedule, no claim has been made, or to the knowledge of the Company threatened, against the Company, the Bank or any of the Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan other than ordinary course claims for benefits.

(4)           No Benefit Plans are subject to Title IV or described in Section 3(37) of ERISA, and none of the Company, the Bank or its Subsidiaries has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA.  Neither the Company, the Bank, nor any Subsidiary has incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.

(5)           Each Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Company, no condition exists that could reasonably be expected to jeopardize any such qualification or exemption.

(6)           None of the Company, the Bank or any Subsidiary, any Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, the Bank or any Subsidiary, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

(7)           There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).

(8)           Each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder.  From January 1, 2005 through December 31, 2008, each 409A Plan and any award thereunder was maintained in good faith operational compliance with the requirements of (i) Section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1.  From and after January 1, 2009, each 409A Plan and any award thereunder has been maintained in operational compliance with the requirements of Section 409A of the Code the final regulations issued thereunder.  As of and since December 31, 2008, each 409A Plan and any award thereunder has been in documentary compliance with the requirements of Section 409A of the Code and the final regulations issued thereunder. No payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to Section 409A(a)(1)(B) of the Code.  None of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(9)           (A) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company, the Bank or any Subsidiary from the Company, the Bank or any Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) none of the Company, the Bank or any Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.

(10)          The Company, the Bank and the Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”).  Without limiting the generality of the foregoing, each employee of the Company, the Bank, and the Subsidiaries who is subject to the limitations imposed under EESA has executed a waiver of claims against the Company, the Bank and the Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

(t)            Risk Management Instruments.  All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of the Bank or one or more of the Subsidiaries, were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with prudent banking practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, the Bank or one of the Subsidiaries, enforceable in accordance with its terms.  None of the Company, the Bank or the Subsidiaries, or, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(u)           Agreements with Regulatory Agencies.  Except as set forth in Section 2.2(u) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has the Company, the Bank or any Subsidiary been advised since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  The Company, the Bank and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of the Company, the Bank or any Subsidiary has received any notice from any Governmental Entity or SRO indicating that either the Company, the Bank or any Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

 (v)           Environmental Liability.  The Company, the Bank and the Subsidiaries have, and at the Closing Date will have complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would or might have a material impact on the Company, the Bank or any Subsidiary or the consummation of the transactions contemplated by this Agreement.  In addition, and irrespective of such compliance, none of the Company, the Bank or any of the Subsidiaries is subject to any liability for environmental remediation or clean-up, including any liability or class of liability of the lessee under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Resource Conservation and Recovery Act of 1976, as amended, which liability would or might have a material impact on the consummation of the transactions contemplated by this Agreement.  There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company, the Bank or any Subsidiary, any liability or obligation of the Company, the Bank or any Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including CERCLA, pending or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary or any property in which the Company, the Bank or any Subsidiary has taken a security interest the result of which has had or would reasonably be expected to have a material impact on the Company, the Bank or any Subsidiary; to the Company’s knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, none of the Company, the Bank or any Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.

(w)           Loan Portfolio.

(1)           Except as set forth in Section 2.2(w)(1) of the Company Disclosure Schedule, as of the date hereof, none of the Company, the Bank or any Subsidiary is a party to (A) any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of March 31, 2010, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan in excess of $50,000 with any director, executive officer or five percent or greater shareholder of the Company, the Bank or any Subsidiary, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 2.2(w) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $50,000 of the Company, the Bank or any of the Subsidiaries that as of March 31, 2010 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2010 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company, the Bank and the Subsidiaries that as of March 31, 2010 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of March 31, 2010 and (z) each asset of the Company or the Bank that as of March 31, 2010 was classified as “Other Real Estate Owned” and the book value thereof.

(2)           Each Loan of the Company, the Bank or any of the Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3)           Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company, the Bank or any Subsidiary), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s and the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

(4)           Except as set forth in Section 2.2(w)(4) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company, the Bank or any of the Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(5)           Each of the Company, the Bank and the Subsidiaries, as applicable, is approved by and is in good standing: (A) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (B) as a GNMA I and II Issuer by the Government National Mortgage Association; (C) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (D) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(6)           Except as set forth in Section 2.2(w)(6) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries is now nor has it ever been since December 31, 2009 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. None of the Company, the Bank or any of the Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company, the Bank or any of the Subsidiaries or to increase the guarantee fees payable to any such Agency.

(7)           Each of the Company, the Bank and the Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(8)           To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company, the Bank or any of the Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(9)           The information with respect to each Loan set forth in the Loan Tape, and, to the knowledge of the Company, any third party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of March 31, 2010. As used herein, “Loan Tape” means a data storage disk produced by the Company from its management information systems regarding the Loans.

(x)            Insurance.  The Company, the Bank and each of the Subsidiaries maintain, and have maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company, the Bank and the Subsidiaries reasonably believe are adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including, but not limited to, insurance covering all real and personal property owned or leased by the Company, the Bank and any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business.  True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company, the Bank and the Subsidiaries, excluding such policies pursuant to which the Company, the Bank, any Subsidiary or an Affiliate of any them acts as the insurer and that are identified with respective expiration dates on Section 2.2(x) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to Purchaser.  All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company, the Bank or any of the Subsidiaries under any of the Company Insurance Policies or, to the knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary.  None of the Company, the Bank or any of the Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the knowledge of the Company, is the termination of any such policies threatened, and there is no claim for coverage by the Company, the Bank or any of the Subsidiaries, pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.

(y)           Intellectual Property.  The Company, the Bank and the Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in or necessary for the conduct of the business of the Company, the Bank and the Subsidiaries as now conducted and as proposed to be conducted as Previously Disclosed, except where the failure to own such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary.  The Company, the Bank and the Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company, the Bank or any Subsidiary is a party and, to the Company’s knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary contesting the right of the Company, the Bank or any Subsidiary to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s knowledge, no valid basis exists for the assertion of any such charge, claim or litigation.  All licenses and other agreements to which the Company, the Bank or any Subsidiary is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company, the Bank or such Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by the Company, the Bank or any Subsidiary under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company, the Bank or any Subsidiary, except for defaults, if any, which would not have any material impact on the Company, the Bank or any Subsidiary.  The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

(z)            Anti-takeover Provisions Not Applicable.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Articles of Incorporation, and its bylaws and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including the Florida Business Corporation Act.

(aa)          Knowledge as to Conditions.  As of the date of this Agreement, each of the Company and the Bank knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Burdensome Condition, provided, however, that neither the Company nor the Bank makes any representation or warranty with respect to the management, capital or ownership structure of Purchaser or any of its Affiliates.

(bb)         Brokers and Finders.  Except as set forth in Section 2.2(bb) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, the Bank or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

(cc)          Related Party Transactions.

(1)           Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company, the Bank or any of the Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the knowledge of the Company, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer.  For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.

(2)           The Bank is in compliance with, and has since December 31, 2009, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

(dd)         Foreign Corrupt Practices.  None of the Company, the Bank or any Subsidiary, or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, the Bank or any Subsidiary has, in the course of its actions for, or on behalf of, the Company, the Bank or any Subsidiary (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(ee)          Customer Relationships.

(1)           Each trust or wealth management customer of the Company, the Bank or any Subsidiary has been in all material respects originated and serviced (A) in conformity with the applicable policies of the Company, the Bank and the Subsidiaries, (B) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (C) in accordance with any instructions received from such customers, (D) consistent with each customer’s risk profile and (E) in compliance with all applicable laws and the Company’s, the Bank’s and the Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder.  Each instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary has been duly and validly executed and delivered by the Company, the Bank and each Subsidiary and, to the knowledge of the Company, the other contracting parties, each such instrument of agreement constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, and the Company, the Bank and the Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company, the Bank and the Subsidiaries and such other person is in compliance with each of the terms thereof.

(2)           No instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary provides for any material reduction of fees charged (or in other compensation payable to the Company, the Bank or any Subsidiary thereunder) at any time subsequent to the date of this Agreement.

(3)           None of  the Company, the Bank or any Subsidiary or any of their respective directors or senior officers (A) is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company, the Bank or any Subsidiary or (B) is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company, the Bank or any Subsidiary after the Closing Date.

(4)           Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company, the Bank or any Subsidiary conforms in all material respects to the forms provided to Purchaser prior to the Closing Date.

(5)           Except as would not have any material impact on the Company, the Bank or any Subsidiary, all other books and records primarily related to the trust and wealth management businesses of the Company, the Bank and each Subsidiary include documented risk profiles signed by each such customer.

(ff)           Investment Company; Investment Adviser; Eligibility.

(1)           Neither the Company, the Bank nor any Subsidiary is an “investment company” as defined under the Investment Company Act of 1940, as amended (the “1940 Act”), and neither the Company, the Bank nor any Subsidiary sponsors any person that is such an investment company.  The Company’s investment adviser subsidiary which is required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or in another capacity with the SEC or any other Governmental Entity, is duly registered as such and such registrations are in full force and effect.

(2)           With respect to the Company, the Bank and each Subsidiary that serves in a capacity described in Section 9(a) or 9(b) of the 1940 Act, (A) such person is not (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (B) no “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such person is (taking into account any applicable exemption) ineligible under such Section 9(b) to serve as an “affiliated person” of such person and (C) there is no proceeding or investigation pending and served on the Company, the Bank or any Subsidiary or, to the knowledge of the Company, pending and not so served or threatened by any Governmental Entity, that would result in (A) the ineligibility of such person to serve in such capacity under such Section 9(a) or 9(b) or (B) the ineligibility under such Section 9(b) of such “affiliated person” to serve as an “affiliated person” of such person.

(3)           With respect to Company, the Bank and each Subsidiary that acts as an investment adviser under the Advisers Act, (A) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (B) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser and (C) there is no proceeding or investigation pending and served on Company, the Bank or any Subsidiary or, to the knowledge of the Company, pending and not so served or threatened by any Governmental Entity, that would result in (1) the ineligibility under such Section 203(e) of such person to act as an investment adviser or (2) the ineligibility under such Section 203(f) of such “person associated” with such person to serve as a “person associated” with an investment adviser.

(4)           Neither the Company, the Bank nor any Subsidiary is a registered broker-dealer or is required to be registered as such.

(5)           None of the Company, the Bank or any Subsidiary is (A) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent under any applicable law, rule or regulation or (Bi) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

2.3           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company and the Bank, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, except as Previously Disclosed:

(a)           Organization and Authority.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted.

(b)           Authorization.  (1)  Purchaser has the power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other agreements referenced herein to which it will be a party by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser’s board of directors, and no further approval or authorization by any of its shareholders or other equity owners, as the case may be, is required.  This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by both the Company and the Bank, is and will be a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2)           Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of incorporation or similar governing documents or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.3(b)(3), violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(3)           Assuming the Company’s and the Bank’s representations contained in Section 2.2(f) are true and correct and other than the securities or blue sky laws of the various states or as set forth in Section 2.3(b)(3) of the Purchaser Disclosure Schedule, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

(c)            Purchase for Investment.  Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws.  Purchaser (1) is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any person, (2) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d)            Financial Capability.  At the Closing, Purchaser will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(e)            Brokers and Finders.  Except for UBS Investment Bank, neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company, the Bank or any Subsidiary would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).

(f)             Knowledge as to Conditions.  As of the date of this Agreement, Purchaser knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained.

ARTICLE III

COVENANTS

3.1           Filings; Other Actions.

(a)           Subject to the conditions set forth in this Agreement and the last sentence of this Section 3.1(a), Purchaser, on the one hand, and the Company and the Bank, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including, without limitation, the Required Approvals, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, at the earliest practicable date, and to perform the covenants contemplated by this Agreement.  Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.  In furtherance (but not in limitation) of the foregoing, Purchaser shall use reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board and the Florida Office of Financial Regulation within twenty (20) calendar days of the date hereof.  Purchaser and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other with respect to, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a).  Purchaser shall promptly furnish the Company and the Bank, and the Company and the Bank shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to furnish the Company with any (1) personal biographical or financial information of any of the directors, officers, employees, managers or partners of Purchaser or any of its present of former Affiliates or (2) proprietary and non-public information related to the organizational terms of, or investors in, Purchaser or any of its present or former Affiliates.  Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall require Purchaser or any of its present or former Affiliates to take or refrain from taking or agree to take or refrain from taking any action or suffer to exist any condition, limitation, restriction or requirement that individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would be reasonably likely to result in a Burdensome Condition.

(b)           The Company shall call a special meeting of its shareholders, as promptly as practicable following the Closing but in any event no later than the next annual shareholders meeting, to vote on a proposal (the “Shareholder Proposal”) to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit issuance of all of the Conversion Shares and to consummate the Rights Offering.  The Board of Directors of the Company shall unanimously recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (subject to any legally required abstentions) (such recommendation, the “Company Recommendation”) and Purchaser shall vote all shares owned by it in favor of the Shareholder Proposal.  In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval.  The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement.  If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement.  Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations.  The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon.  In the event that the approval of the Shareholder Proposal is not obtained at such special shareholders meeting, the Company shall include a proposal to approve (and the Board of Directors of the Company shall unanimously recommend approval of (subject to any legally required abstentions) and Purchaser shall vote all shares owned by it in favor of) such proposal at a meeting of its shareholders no less than once in each subsequent six-month period beginning on December 31, 2010 until such approval is obtained or made.

3.2           Access, Information and Confidentiality.

(a)           From the date hereof until the Closing Date, the Company and the Bank will permit Purchaser and Purchaser’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to visit and inspect, at Purchaser’s expense (subject to Section 6.2), the properties of the Company, the Bank and the Subsidiaries, to examine the corporate books and records and to discuss the affairs, finances and accounts of the Company, the Bank and the Subsidiaries with the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of the Company (the “Company Representatives”), all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request.  Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Bank or any Subsidiary, and nothing herein shall require any Company Representative to disclose any information to the extent (1) prohibited by applicable law or regulation, or (2) that such disclosure would reasonably be expected to cause a violation of any agreement to which such Company Representative is a party as of the date of this Agreement or would cause a significant risk of a loss of privilege to the Company, the Bank or any Subsidiary (provided that the Company and the Bank shall make appropriate substitute disclosure arrangements under circumstances where such restrictions apply).

(b)           All information furnished by the Company, the Bank or any Subsidiary to Purchaser or any of its representatives pursuant hereto shall be subject to, and Purchaser shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated as of June 8, 2010, between North American Financial Holdings, Inc. and the Company (the “Confidentiality Agreement”).

3.3           Conduct of the Business.

(a)           Each of the Company and the Bank agree that, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), except as Previously Disclosed in the corresponding subsection of Section 3.3 of the Company Disclosure Schedule, without the prior written consent of Purchaser (not to be unreasonably withheld or delayed), it will not, and will cause each of the Subsidiaries not to:

(1)            Ordinary Course.  Fail to carry on its business in the ordinary and usual course of business and in all material respects consistent with past practice or fail to use reasonable best efforts to maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and to preserve its current business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

(2)            Operations.  Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies in effect as of March 31, 2010, except as required by applicable law or policies imposed by any Governmental Entity.

(3)            Deposits.  Alter materially its interest rate or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto.

(4)            Capital Expenditures.  Make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than as required pursuant to Previously Disclosed commitments already entered into.

(5)            Material Contracts.  Terminate, enter into, amend, modify (including by way of interpretation) or renew any material contract, other than in the ordinary course of business and consistent with past practice.

(6)            Capital Stock.  Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional options or other rights, grants or awards with respect to the Common Stock, and any shares of Common Stock issued pursuant to the exercise of stock options or vesting of restricted stock, in each case only to the extent outstanding as of the date of this Agreement and set forth in Section 2.2(b) of the Company Disclosure Schedule.

(7)            Dividends, Distributions, Repurchases.  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any options or other rights, grants or awards with respect to the Common Stock or other securities.

(8)            Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary and usual course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and the Subsidiaries, taken as a whole.

(9)            Incurrence of Indebtedness.  Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other person, except in the ordinary and usual course of business and consistent with past practice.

(10)          Extensions of Credit and Interest Rate Instruments.  Make, renew or amend (except in the ordinary and usual course of business and consistent with past practice where there has been no material change in the relationship with the borrower or in an attempt to mitigate loss with respect to the borrower) any extension of credit in excess of $250,000, or enter into, renew or amend any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it or one of the Subsidiaries, except in the ordinary and usual course of business and consistent with past practice.

(11)          Acquisitions.  Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.

(12)          Banking Offices.  File any application to establish, or to relocate or terminate the operations of, any banking office.

(13)          Constituent Documents.  Amend its certificate of incorporation or bylaws or similar organizational documents.

(14)          Accounting Practices.  Implement or adopt any change in its accounting principles, practices or methodologies, other than as may be required by GAAP as concurred by Crowe Horwath LLP, its independent auditors, or applicable accounting requirements of a Governmental Entity.

(15)          Tax Matters.  Make, change or revoke any Tax accounting method or Tax election, prepare any Tax Returns inconsistent in any material respect with past practice, file any amended Tax Return, consent to any extension or waiver of any statute of limitations with respect to Tax, enter into any closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a refund of Taxes.

(16)          Claims.  Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary and usual course of business and consistent with past practice in an amount or for consideration not in excess of $25,000 individually or $100,000 in the aggregate and that would not (A) impose any material restriction on the business of the Company, the Bank or the Subsidiaries or, after the Closing, Purchaser or any of its Affiliates or (B) create precedent for claims that are reasonably likely to be material to the Company, the Bank or the Subsidiaries or, after the Closing, Purchaser or its Affiliates.

(17)          Compensation.  Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) or pay to any such individual any amount or benefit not due, except to make changes that are required by applicable law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.

(18)          Benefit Arrangements.  Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any Benefit Plan (or any arrangement that would following the applicable action be a Benefit Plan), amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except as required by applicable law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.

(19)          Labor Matters.  Effectuate (1) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to plant closings and layoffs)affecting any site of employment or one or more facilities or operating units within any site of employment of the Company, the Bank or any of the Subsidiaries; (2) a mass layoff as defined in such laws affecting any site of employment of the Company, the Bank or any of the Subsidiaries; or (3) any similar action under such laws requiring notice to employees in the event of an employment loss or layoff.

(20)          Intellectual Property.  (1) Grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Company, the Bank and the Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (2) fail to exercise a right of renewal or extension under any material agreement under which the Company, the Bank or any of the Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses).

(21)          Communication.  Make any written or oral communications to the officers or employees of the Company, the Bank or any of the Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Purchaser with a copy or written description of the intended communication and a reasonable period of time to review and comment on such communication; provided, however, that the foregoing shall not prevent senior management or human resources personnel of the Company, the Bank or any Subsidiary from orally answering questions of individual employees pertaining to compensation or benefit matters with respect to such individual employee that are affected by the transactions contemplated by this Agreement on an individual basis with such employee.

(22)          Related Party Transactions.  Engage in (or modify in a manner adverse to the Company, the Bank or the Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any Affiliate of the Company or any director or officer (senior vice president or above) of the Company, the Bank or the Subsidiaries (or any Affiliate of any such person).

(23)          Receivership or Liquidation.  Commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company, the Bank or any of the Subsidiaries, or any other liquidation or dissolution of the Company, the Bank or any of the Subsidiaries.

(24)          Credit Policy; Underwriting.  Make or permit any exceptions or changes to the Company’s or the Bank’s credit, underwriting, lending, investment, risk and asset-liability management and other material banking or operating policies in effect as of the date hereof.

(25)          Adverse Actions.  Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Section 1.2(c) not being satisfied or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law or this Agreement.

(26)          Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(b)           If applicable, in the event the Company takes any action that would require any antidilution adjustment to be made under the Certificate of Designations as if the Convertible Preferred Stock were issued on the date of this Agreement (provided such action is permitted by this Agreement), the Company shall make appropriate adjustments such that Purchaser will receive the benefit of such transaction as if the Convertible Preferred Stock had been outstanding as of the date of such action.

3.4           Acquisition Proposals.

(a)           No Solicitation or Negotiation.  The Company and the Bank agree that none of the Company, the Bank or any of the Subsidiaries or any of the officers or directors of the Company, the Bank or any of the Subsidiaries shall, and that they shall instruct and use their reasonable best efforts to cause their and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to (it being understood and agreed that any violation of the restrictions set forth in this Section 3.4 by a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, the Bank or any Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company and the Bank), directly or indirectly:

(1)           initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(2)           make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;

(3)           engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

(4)           otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b)           Definitions.  For purposes of this Agreement, the term “Acquisition Proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company, the Bank or any of the Subsidiaries and (2) any acquisition by any person resulting in, or proposal or offer, that, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of ten percent (10%) or more of the total voting power of any class of equity securities of the Company or the Bank or those of any of the Subsidiaries, or ten percent (10%) or more of the consolidated total assets (including, without limitation, equity securities of any subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(c)           Federal Securities Laws.  Nothing contained in this Section 3.4 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including under Article V hereof.

(d)           Existing Discussions.  The Company and the Bank each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  The Company and the Bank each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 3.4.  The Company and the Bank each also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company, the Bank or any of the Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of the Subsidiaries.

(e)           Notice; Specific Performance.  The Company and the Bank each agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Bank or any Subsidiary or any of their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or the Bank’s intentions as previously notified. Notwithstanding anything contained herein to the contrary, each of the Company and the Bank agrees that a non-exclusive right and remedy for noncompliance with this Section 3.4 is to have such provision specifically enforced by any court having equity jurisdiction; it being acknowledged and agreed that any such breach will cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.

3.5           NASDAQ Approval.  The Company agrees that it will use its reasonable best efforts to obtain the NASDAQ Approval in connection with the transactions contemplated by this Agreement.  The Company shall submit any written request for the NASDAQ Approval and any and all materials supporting the request for the NASDAQ Approval to Purchaser for review and comment prior to submitting such materials to NASDAQ, and all such materials shall be approved by Purchaser prior to submission (such approval not to be unreasonably withheld or delayed).  Any and all follow up or responsive materials produced by the Company shall be approved by Purchaser prior to submission to the NASDAQ.  The Company shall inform Purchaser as soon as is practicable upon the receipt of the NASDAQ Approval and any related communication from the NASDAQ.  A representative of Purchaser shall have the right to attend, to the extent permitted by the NASDAQ, all meetings and conference calls relating to the matters set forth in this Section 3.5.

3.6           Repurchase and Financing Restructuring.  The Company and the Bank shall use reasonable best efforts enter into and maintain in effect a definitive agreement with the Treasury providing for the Repurchase on the terms set forth in Exhibit B prior to the Closing; provided that Purchaser shall be responsible for all communications and/or negotiations with the Treasury in respect of such definitive agreement and neither the Company nor the Bank shall, without the prior written consent of Purchaser, contact or communicate with the Treasury in respect of the Repurchase.  Purchaser shall provide the Company and the Bank with the reasonable opportunity to participate in substantive telephone conversations and meetings that Purchaser or its representatives may have from time to time with any Treasury with respect to the Repurchase.  Subject to the foregoing, Purchaser will permit the Company to review in advance, and to the extent practicable, will consult with the Company with respect to, in each case subject to applicable laws relating to the exchange of information, all the information and documentation relating to the Repurchase.  In addition, the Company and the Bank shall use reasonable best efforts to complete the Financing Restructuring on the terms set forth in Exhibit C prior to the Closing and shall undertake such efforts as promptly as practicable upon execution of this Agreement.

3.7           D&O Indemnification.

(a)           On or before the Closing, the Company shall offer to enter into a customary Directors & Officers Indemnification Agreement with each of the Purchaser Board Designees, the Purchaser Bank Board Designees and any other directors or officers of the Company, the Bank or any of the Subsidiaries designated by or affiliated with Purchaser in form and substance reasonably satisfactory to such individuals.

(b)           From and after the Closing, to the extent permitted by applicable law and in accordance with the Articles of Incorporation and the Company’s bylaws, the Company shall indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, the Bank or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).  Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company may purchase tail insurance coverage under its current policies of directors’ and officers’ liability insurance for a term not to exceed six years from the Closing with respect to claims arising from facts or events which occurred prior to the Closing; provided, however, that the total premium payment for such insurance shall not exceed $1,700,000 in the aggregate; provided further that if the Company is unable to maintain such policy (or any substitute policy) as a result of the preceding proviso, the Company shall obtain as much comparable insurance as is available for such annual premium amount.

3.8           Notice of Developments.  Each party to this Agreement will give prompt written notice to each of the other parties of any adverse development causing a breach of any of its own representations and warranties contained in Article II of this Agreement.  No disclosure by any party pursuant to this Section 3.8 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Governance Matters.  In designating the Purchaser Board Designees and the Purchaser Bank Board Designees, Purchaser shall, in its sole discretion, give consideration to up to six of the members of the Company’s and the Bank’s Boards of Directors in office immediately prior to the Closing who are proposed by the Company. Prior to the Closing, the Company and the Bank shall take all requisite corporate action to increase the size of the Bank’s Board of Directors to accommodate the appointment of each of the Purchaser Bank Board Designees effective as of the Closing.  The Company and the Bank shall use reasonable best efforts to cause all members of the Company’s Board of Directors in office immediately prior to the Closing, in the case of the Company, and all members of the Bank’s Board of Directors in office immediately prior to the Closing, in the case of the Bank, to resign from such respective Boards of Directors.  The Company and the Bank shall cause the Purchaser Board Designees and the Purchaser Bank Board Designees, to be elected or appointed to the Company’s Board of Directors and the Bank’s Board of Directors, respectively,  effective as of the Closing.

4.2           Legend.  (a)  Purchaser agrees that all certificates or other instruments representing the Purchased Shares and the Conversion Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)           Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend set forth above to be removed from any certificate for any securities purchased pursuant to this Agreement (or issued upon conversion thereof).

4.3           Exchange Listing.  Upon receipt of the NASDAQ Approval, the Company shall promptly use its reasonable best efforts to cause the shares of Common Stock purchased hereunder and the Common Stock reserved for issuance upon the conversion of the Convertible Preferred Stock to be approved for listing on the NASDAQ or such other nationally recognized securities exchange on which the Common Stock may be listed, if any, subject to official notice of issuance and, solely with respect to the Common Stock reserved for issuance, upon receipt of the approval by the Company’s shareholders of the Shareholder Proposal, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ.

4.4           Registration Rights.  Prior to the Closing, the Company shall enter into the Registration Rights Agreement with Purchaser in a mutually acceptable form containing the terms described in Exhibit D (the “Registration Rights Agreement”).

4.5           Rights Offering.  As promptly as practicable following the Closing, and subject to compliance with all applicable law, including the Securities Act, the Company shall distribute to each holder of record of Common Stock (each holder to whom a distribution is made, a “Legacy Shareholder”), as of the close of business on the Record Date,  non-transferable rights (the “Rights”) to purchase Common Stock at a purchase price per share equal to the Per Share Purchase Price.  The “Record Date” is the date that is 10 days after the date the Company shall have provided NASDAQ with the notice required pursuant to NASDAQ Stock Market Listing Rule 5250(e)(6), which the Company undertakes to provide as promptly as practicable following the execution of this Agreement.  Each Legacy Shareholder shall receive ten Rights for each share of Common Stock held by such Legacy Shareholder on the Record Date, provided that (1) the maximum number of shares of Common Stock with respect to which such Rights, in the aggregate, may be exercised is 149,000,000 shares and (2) no Legacy Shareholder shall be permitted to exercise any Rights to the extent that immediately following such exercise, such Legacy Shareholder (alone or acting in concert with any other holder of Common Stock) would own, control or have the power to vote in excess of 4.9% of the outstanding shares of the Common Stock (assuming the conversion in full of the Convertible Preferred Stock).  The transactions described in the foregoing sentences, including the purchase and sale of shares of Common Stock upon the exercise of the Rights, shall be referred to herein as the “Rights Offering.”   The Rights Offering will not contain any oversubscription round or a backstop by any shareholder (including Purchaser).  The Completion of the Rights Offering will be conditioned upon the approval of the Shareholder Proposal by the Company’s shareholders.

4.6           Employees.  It is the intention of Purchaser to maintain in place the management team of the Company, subject to the establishment of, and acceptance of, performance criteria in accordance with the Purchaser’s anticipated business plan. Notwithstanding the foregoing, nothing in this Agreement, including this Section 4.6, shall be construed to guarantee or extend any offer of employment to, or to prevent the termination of employment of any employee or the amendment or termination of any particular Benefit Plan to the extent permitted by its terms.

4.7           Reservation for Issuance.  The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of the Convertible Preferred Stock without regard to any limitation on such conversions; provided that in the case of the Convertible Preferred Stock, solely to the extent the Company is unable to reserve such number of shares under the Articles of Incorporation the Company will reserve such sufficient number of shares of Common Stock following the approval of the Shareholder Proposal pursuant to Section 3.1(b).

4.8           Certificate of Designations.  The Company shall file the Certificate of Designations with the Florida Secretary, and the Certificate of Designations shall be in full force and effect as of the Closing Date.

4.9           Certain Post-Closing Transactions.  Following the Closing the Company shall take the actions set forth on Exhibit E.

ARTICLE V

TERMINATION

5.1           Termination.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written agreement of the Company, the Bank and Purchaser;

(b)           by Purchaser, upon written notice to the Company and the Bank, or by the Company, upon written notice to Purchaser, in the event that the Closing Date does not occur on or before the date that is 180 calendar days from the date hereof; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure (or, in the case of the Company, the failure of the Bank) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)           by the Company or Purchaser, upon written notice to the other, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)           by Purchaser, if Purchaser or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Required Approval or receives written notice from such Governmental Entity that it will not grant such Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition, provided that, prior to terminating this Agreement, Purchaser shall have used reasonable efforts to obtain such Required Approval without the imposition of such Burdensome Condition;

(e)           by the Company, if neither the Company nor the Bank is in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(3)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Purchaser;

(f)            by Purchaser, if Purchaser is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(2)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to the Company and the Bank

(g)           by Purchaser, if the Company or the Bank shall have breached the covenants contained in Section 3.4 hereof or the Company’s Board of Directors shall have recommended or publicly announced its intention to recommend any Acquisition Proposal in accordance with Section 3.4(c) of this Agreement; and

(h)           by the Company or Purchaser, upon written notice to the other, in the event that the Company and the Bank shall not have entered into a definitive agreement with the Treasury providing for the Repurchase on the terms set forth in Exhibit B on or before the date that is 120 calendar days from the date hereof; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 5.1(h) shall not be available to any party whose failure (or, in the case of the Company, the failure of the Bank) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Company and the Bank to enter into such definitive agreement on or prior to such date.

5.2           Effects of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, subject to Section 5.3, this Agreement (other than Section 3.2(b) and Articles V and VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for fraud or intentional breach of this Agreement.

5.3           Fees.

(a)           If this Agreement is terminated pursuant to Section 5.1(g), the Company and the Bank shall be jointly and severally obligated to pay to Purchaser an amount equal to the Expense Reimbursement (not to exceed $1,000,000) and the Termination Fee promptly, but in any event not later than two (2) business days, following the date of such termination.

(b)           If, after the date hereof, an Acquisition Proposal is made to the Company, the Bank, any Subsidiary, or the Company’s shareholders generally, or becomes public (including an Acquisition Proposal made prior to the date hereof) and thereafter this Agreement is terminated pursuant to Section 5.1(b) or (f) on the basis of a breach of a covenant or agreement made by the Company or the Bank in this Agreement, and within twelve months after such termination the Company and/or the Bank enters into a definitive agreement to effect, or consummates, an Acquisition Proposal, the Company and the Bank shall be jointly and severally obligated to pay to Purchaser an amount equal to (1) 20% of the Termination Fee promptly, but in any event not later than two (2) business days, following such termination and (2) 80% of the Termination Fee promptly, but in any event not later than two (2) business days, following the date of entry into such definitive agreement.

(c)           If this Agreement is terminated pursuant to Section 5.1(f) (other than in circumstances described in Section 5.3(b) above), the Company and the Bank shall be jointly and severally obligated to pay to Purchaser an amount equal to the Expense Reimbursement (not to exceed $1,000,000) promptly, but in any event not later than two (2) business days, following such termination.

(d)           “Termination Fee” means an amount in cash equal to seven million dollars ($7,000,000), which Termination Fee shall be paid by wire transfer of immediately available funds to the account or accounts designated by Purchaser at the time specified in this Section 5.3.  To the extent not paid when due, any amount payable pursuant to this Section 5.3 shall accrue interest at a rate equal to eighteen percent (18%) per annum or, if lower, the maximum rate allowable by law.

(e)            Each of the Company, the Bank and Purchaser acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement.  The amounts payable pursuant to Section 5.3 hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Termination Fee or Expense Reimbursement is paid in connection with a termination of this Agreement on the bases specified in Section 5.3 hereof; provided that nothing herein shall relieve any party from liability for fraud or intentional breach of this Agreement.  In the event that the Company or the Bank shall fail to make any payment pursuant to this Section 5.3 when due, the Company and the Bank shall be jointly and severally obligated to reimburse Purchaser for all reasonable expenses actually incurred or accrued by Purchaser (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3.

ARTICLE VI

MISCELLANEOUS

6.1           Survival.  None of the representations and warranties set forth in this Agreement shall survive the Closing.  Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

6.2           Expenses.  Subject to Section 5.3, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that if the Closing occurs, the Company and the Bank shall jointly and severally be obligated to reimburse Purchaser, without duplication, for all of its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all stamp and other Taxes payable with respect to the issuance of the Common Stock and the Convertible Preferred Stock, filing fees, fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated pursuant to this Agreement) (the “Expense Reimbursement”).

6.3           Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by facsimile or pdf and such facsimiles or pdfs will be deemed as sufficient as if actual signature pages had been delivered.

6.5           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware, or, if jurisdiction in such federal courts is not available, the courts of the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to another will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Purchaser:

North American Financial Holdings, Inc.
4725 Piedmont Row Drive
Charlotte, North Carolina 28210
Attn:	Christopher G. Marshall
Telephone:	(704) 554-5901
Fax:	(704) 964-2442

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attn:	David E. Shapiro
Telephone:	(212) 403-1000
Fax:	(212) 403-2000

(b)	If to the Company or the Bank:

TIB Financial Corp.
599 9th Street North, Suite 101
Naples, Florida 34102-5624
Attn:	Thomas J. Longe
Telephone:	(239) 236-8900
Fax:	(239) 236-4543

with a copy to (which copy alone shall not constitute notice):

Smith Mackinnon, PA
255 South Orange Avenue, Suite 800
Orlando, Florida 32801
Attn:	John P. Greeley
Telephone:	(407) 843-7300
Fax:	(407) 843-2448

6.8           Entire Agreement, Assignment.  (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and except for the Confidentiality Agreement, supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement to any person, but only if immediately after the Closing, North American Financial Holdings, Inc. and/or its Affiliates shall collectively own at least a majority of the pro forma outstanding Common Stock of the Company (assuming the conversion in full of the Convertible Preferred Stock); provided further, that no such assignment shall relieve Purchaser of its obligations hereunder.

6.9           Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.  In addition, the following terms are ascribed the following meanings:

(a)           the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b)           the word “or” is not exclusive;

(c)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(d)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e)           “business day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Florida generally are authorized or required by law or other governmental action to close;

(f)           “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(g)           a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act; and

(h)           to the “knowledge of the Company” or “Company’s knowledge” means the knowledge, after due inquiry, of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act) of the Company.

6.10          Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11          Severability.  If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12          No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, including Section 4.6 hereof, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Section 3.7 shall inure to the benefit of the persons referred to in such Section.

6.13          Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

6.14          Certain Adjustments.  If the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date, the number of shares of Common Stock and Convertible Preferred Stock to be purchased shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

6.15          Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and none of the Company, the Bank or Purchaser will make any such news release or public disclosure without first consulting with the other two parties, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

6.16          Specific Performance; Limitation on Damages.

(a)           The Company and the Bank agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms.  It is accordingly agreed that Purchaser shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which Purchaser is entitled at law or equity.  Notwithstanding anything to the contrary herein, in no event shall Purchaser be responsible to the Company or the Bank for any consequential, special or punitive damages.

(b)           Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that neither the Company nor the Bank shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or any remedy to enforce specifically the terms and provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

TIB FINANCIAL CORP.

By:
Name:
Title:

TIB BANK

By:
Name:
Title:

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Investment Agreement]

Schedule A

Name of Subsidiary

TIB Bank

Naples Capital Advisors, Inc.

TIBFL Statutory Trust I

TIBFL Statutory Trust II

TIBFL Statutory Trust III

Special Acquisitions, Inc.

Special Acquisitions II, Inc.

Special Acquisitions III, Inc.

Special Acquisitions IV, Inc.

Special Acquisitions V, Inc.

Special Acquisitions VI, Inc.

Special Acquisitions VII, Inc.

Special Acquisitions VIII, Inc.

Special Acquisitions Holdings, Inc.

Schedule 1

Exhibit A

Form of Certificate of Designations

FORM OF

ARTICLES OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION

OF
TIB FINANCIAL CORP.

CERTIFICATE OF THE DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES B CONVERTIBLE PARTICIPATING VOTING PREFERRED STOCK

TIB Financial Corp., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “Act”) thereof, hereby certifies:

A.           The board of directors of the Corporation (the “Board of Directors”), in accordance with the restated articles of incorporation of the Corporation adopted the following resolution on creating a series of shares of Preferred Stock of the Corporation designated as “Series B Convertible Participating Voting Preferred Stock”:

RESOLVED, that pursuant to the provisions of the restated articles of incorporation and the bylaws of the Corporation and applicable law, the restated articles of incorporation of the Corporation (the “Articles of Incorporation”) are hereby amended such that a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows (such amendment as set forth below, the “Certificate of Designations”):

Section 1.               Designation and Number of Shares.   The distinctive serial designation of this Series shall be “Series B Convertible Participating Voting Preferred Stock” (hereinafter called “Series B Preferred Stock”).  Each share of Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.  The number of shares in Series B Preferred Stock will initially be 245,000, which number may from time to time be increased or decreased by the Board of Directors.  Shares of Series B Preferred Stock purchased by the Corporation will be canceled and revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2.               Ranking.  The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank junior to all other preferred stock of the Corporation, including any class or series of preferred stock established after the Effective Date by the Corporation, unless the terms of such other class or series expressly provide that such class or series will rank on a parity with or junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation.  The Series B Preferred Stock shall rank on a parity with the Common Stock with respect to dividend rights and senior to the Common Stock with respect to rights on liquidation, winding-up and dissolution of the Corporation.

Exhibit A-1

Section 3.               Definitions.  Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(b)           “Articles of Incorporation” has the meaning set forth in the preamble hereto.

(c)           “Board of Directors” means the Board of Directors of the Corporation.

(d)           “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are generally required or authorized by law to be closed.

(e)           “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(f)           “Certificate of Designations” has the meaning set forth in the preamble hereto.

(g)           “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Stock Market on such date.  If the Common Stock is not traded on the NASDAQ Stock Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Stock Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Stock Market shall govern.  If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

Exhibit A-2

(h)           “Common Stock” shall have the meaning set forth in Section 4(b).

(i)            “Conversion Price” means for each share of Series B Preferred Stock, $0.15 per share; provided, that such price shall be subject to adjustment as set forth herein.

(j)            “Corporation” shall have the meaning set forth in the preamble hereto.

(k)           “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(l)            “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(m)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(n)           “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(o)           “Exchange Property” shall have the meaning set forth in Section 11(a).

(p)           “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

(q)           “Holder” shall mean, as of any date, the Person in whose name the shares of the Series B Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Exhibit A-3

(r)           “Mandatory Conversion” shall have the meaning set forth in Section 8(a).

(s)           “Mandatory Conversion Date” shall have the meaning set forth in Section 8(b).

(t)           “Notice of Conversion” shall have the meaning set forth in Section 9(a).

(u)           “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(v)           “Record Date” has the meaning set forth in Section 4(d).

(w)          “Reorganization Event” shall have the meaning set forth in Section 11(a).

(x)           “Series B Preferred Stock” shall have the meaning set forth in the preamble hereof.

(y)           “Shareholder Approval” means the approval of the shareholders of the Corporation necessary to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Series B Preferred Stock into Common Stock.

(z)           “Trading Day” means a day on which the shares of Common Stock:  (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (2) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(aa)         “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4.               Dividends.

(a)           From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and no more.

(b)           If the Board of Directors declares and pays a dividend in the form of cash or other assets (other than shares of Common Stock or rights or warrants to subscribe for Common Stock) in respect of any shares of common stock of the Corporation, par value $0.10 per share (the “Common Stock”), then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock a dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on the Record Date.

Exhibit A-4

(c)           Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series B Preferred Stock.

(d)           Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which, with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.

(e)           Dividends payable pursuant to Section 4(b) are non-cumulative.  If the Board of Directors does not declare a dividend pursuant to Section 4(b) in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or Common Stock.

Section 5.               Liquidation.

(a)           In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of full and fractional shares of Series B Preferred Stock will be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to Series B Preferred Stock upon liquidation, to receive in full an amount per share equal to the greater of (the “liquidation preference”) (i) $0.01 plus an amount equal to any dividends that have been declared on Series B Preferred Stock but not paid and (ii) the amount that a holder of one share of Series B Preferred Stock would be entitled to receive if such share were converted into Common Stock immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend prior to such distribution or payment date, and, for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date.  If such payment has been made in full to all Holders of shares of Series B Preferred Stock, the Holders of shares of Series B Preferred Stock as such will have no right or claim to any of the remaining assets of the Corporation.

(b)           If the assets of the Corporation available for distribution to the Holders of shares of Series B Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution will be made on account of any shares of any other class or Series of Preferred Stock ranking on a parity with the shares of Series B Preferred Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Series B Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Exhibit A-5

(c)           Upon the liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series B Preferred Stock then outstanding will be entitled to be paid out of assets of the Corporation available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section 5 before any payment is made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to Series B Preferred Stock.

(d)           For the purposes of this Section 5, the consolidation or merger of, or binding shares exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.               Maturity.  The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7.               No Redemption.  The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8.               Conversion.

(a)           Mandatory Conversion.  Effective as of the receipt of the Shareholder Approval and the filing of the amendment to the Articles of Incorporation described in the definition of Shareholder Approval and this Certificate of Designations with the Secretary of State of the State of Florida (the “Mandatory Conversion Date”), all shares of Series B Preferred Stock shall automatically convert into shares of Common Stock as set forth in Section 8(b) hereof (the “Mandatory Conversion”).

(b)           Number of Shares Upon Conversion.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing $1,000 by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 13 hereof.

Section 9.               Conversion Procedures.

(a)           As promptly as practicable following the Mandatory Conversion, each Holder shall provide the Corporation with a notice (the “Notice of Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Conversion with respect to such Holder shall state, as appropriate:

(1)           The number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to the Mandatory Conversion;

(2)           The name in which shares of Common Stock to be issued upon conversion of shares of Series B Preferred Stock should be registered; and

Exhibit A-6

(3)           The manner in which certificates of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b)           Effective immediately prior to the close of business on the Mandatory Conversion Date, with respect to any share of Series B Preferred Stock, dividends shall no longer be declared on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall only represent such number of shares of Common Stock issuable upon conversion thereof and shall cease to be outstanding, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holders is otherwise entitled pursuant to Section 8, Section 11 and Section 13 hereof, as applicable.

(c)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date, with respect to any share of Series B Preferred Stock.  Prior to the close of business on the Mandatory Conversion Date, with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.

(d)           Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e)           The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date, with respect thereto.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

(f)           No later than three (3) Business Days following delivery of the Notice of Conversion, with respect to any share of Series B Preferred Stock as to which the Mandatory Conversion shall have occurred, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing such Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Exhibit A-7

Section 10.             Anti-Dilution Adjustments.

(a)           The Conversion Price shall be subject to the following adjustments.

(1)           Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (1), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  If any dividend or distribution described in this clause (1) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(2)           Subdivisions, Splits and Combination of the Common Stock.  If the Corporation or any of its subsidiaries subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

Exhibit A-8

For the purposes of this clause (2), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  If any subdivision, split or combination described in this clause (2) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(3)           Issuance of Stock Purchase Rights.  If the Corporation or any of its
subsidiaries issues to all holders of the shares of Common Stock as of a Record Date after the date of issuance of the Series B Preferred Stock (and does not make the equivalent issuance to the Holders of Series B Preferred Stock) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 180 days (or any shorter period) from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + Y

OS0 + X

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

For the purposes of this clause (3), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation.  The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock held or acquired by the Corporation.  In the event that such rights or warrants described in this clause (3) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

Exhibit A-9

(4)           Self Tender Offers and Exchange Offers.  If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders of Series B Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP0

AC + (SP0 × OS1)

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(5)           Rights Plans.  To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Exhibit A-10

(b)           All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.  When any adjustment is to be made in respect of a distribution of Common Stock or rights or warrants to purchase Common Stock, such adjustment shall also be made for any securities convertible, exchangeable or exercisable for shares of Common Stock.  For the avoidance of doubt, in no event shall the Conversion Price be a negative number.

(c)           No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 4(b) hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(d)           Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(1)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2)           upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series B Preferred Stock were first issued and not substantially amended thereafter;

(4)           for a change in the par value or no par value of Common Stock; or

(5)           for accrued and unpaid dividends on the Series B Preferred Stock.

(e)           Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall:  (i) compute the Conversion Price in accordance with Section 10(a), taking into account the threshold set forth in Section 10(b); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) taking into account the threshold set forth in Section 10(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Exhibit A-11

Section 11.             Reorganization Events.

(a)           In the event of:

(1)           consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(2)           any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or

(3)           any reclassification of the Common Stock into securities including securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series B Preferred Stock would then be convertible (and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date) (such securities, cash and other property, the “Exchange Property”).

(b)           In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in the Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c)           The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           The Corporation (or any successor) shall, within twenty (20) days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

Exhibit A-12

(e)           Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party as described in Section 11(a), (ii) provides that each share of Series B Preferred Stock shall be converted into the number of shares of Common Stock as provided in Section 8(b) or (iii) provides that (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.  For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change provided that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12.             Voting Rights.

(a)           The Holders of the Series B Preferred Stock shall be entitled to vote together with the Holders of Common Stock on all matters upon which the Holders of Common Stock are entitled to vote.  Each share of Series B Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the time of the record date for any such vote, and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date and shall be included in such calculation.

(b)           So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Florida law:

(1)           any amendment, alteration or repeal of any provision of the Articles of Incorporation, this Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or

Exhibit A-13

(2)           the consummation of a binding share exchange or reclassification involving the Common Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or otherwise under Florida law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series B Preferred Stock shall be convertible into the Exchange Property, or (z) (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities or common stock of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preferred securities or common stock, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock, or any securities convertible into preferred stock ranking junior to, equally with and/or senior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding up of the Corporation, will not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provisions of Florida law, Holders will have no right to separately vote solely by reason of such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c)           Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13.             Fractional Shares.

(a)           No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b)           In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

Exhibit A-14

(c)           If more than one share of the Series B Preferred Stock is surrendered forconversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14.             Reservation of Common Stock.

(a)           Following the receipt of the Shareholder Approval for conversion of outstanding shares of Series B Preferred Stock, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of such shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all such shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date.

(b)           Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)           Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and if notwithstanding such efforts the shares of Common Stock cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(e)           The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock, and, for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series B Preferred Stock shall be deemed to be authorized for issuance under the Articles of Incorporation on such date.

Exhibit A-15

Section 15.             Replacement Certificates.

(a)           The Corporation shall replace any mutilated certificate representing Series B Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates representing Series B Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b)           The Corporation shall not be required to issue any certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date.

Section 16.             Tax Treatment.  The Corporation covenants not to treat the Series B Preferred Stock as preferred stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, except as otherwise required by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Corporation or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

B.           The foregoing amendment to the Corporation’s restated articles of incorporation was duly adopted by the Board of Directors on [●], 2010, pursuant to Section 607.0602 of the Act, without shareholder action, and that shareholder action was not required.

IN WITNESS WHEREOF, TIB Financial Corp. has caused these Articles of Amendment to the Restated Articles of Incorporation to be signed by its Chairman and Chief Executive Officer this [●] day of [●], 2010.

TIB FINANCIAL CORP.

By:

Name:

Title:

Exhibit A-16

Exhibit B

The Repurchase

The Company shall have entered into a binding definitive agreement with the Treasury to redeem and/or purchase, on terms and conditions reasonably acceptable to Purchaser, all of the outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Warrants in exchange for an aggregate cash purchase price equal to twenty-five percent (25%) (or such greater amount as Purchaser, in its sole discretion, may consent in writing) of the sum of (i) the aggregate carrying value of the Series A Preferred as stated on the most recent consolidated balance sheet of the Company included in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC and (ii) the amount of accrued but unpaid dividends on the Series A Preferred. For the avoidance of doubt, at the Closing, such agreement shall remain in full force and effect.

Exhibit B-1

Exhibit C

Financing Restructuring

The Company and the Bank shall, promptly following the execution of this Agreement (and in any event prior to the Closing), terminate (the “Financing Restructuring”) any and all arrangements to which the Company, the Bank and/or any of their respective affiliates is a party and (i) to which Resource Financial Institutions Group, Inc. (“RFIG”) is a party, including the Investment Right and Expense Reimbursement Agreement dated as of June 7, 2010, by and among the Company, the Bank and RFIG (the “RFIG Arrangements”), (ii) to which Sandler O’Neill & Partners, L.P. (“SOP”) is a party (the “SOP Arrangements,”) or (iii) to which Marty E. Adams, Kevin Thompson or John Loeber is or are a party, including the Agreement dated as of June 7, 2010 by and among the Company, the Bank, Marty E. Adams, Kevin Thompson and John Loeber (collectively, “Management”) (the “Management Arrangements,” and together with the RFIG Arrangements and the SOP Arrangements, the “Financing Arrangements”).

The Company and the Bank shall implement the Financing Restructuring in such a manner that, as a result of the Financing Restructuring, (A) none of Purchaser, the Company, the Bank and any of their respective Affiliates shall have any liability (x) to RFIG and any of its Affiliates in connection with the RFIG Arrangements, (y) to SOP and any of its Affiliates in connection with the SOP Arrangements and (z) to any member of Management in connection with the Management Arrangements or otherwise, in the aggregate, in excess of two million dollars ($2,000,000), and (B) upon completion of the Financing Restructuring, neither Purchaser, the Company, the Bank nor any of their respective Affiliates shall have any further liability or obligation in respect of the Financing Arrangements.  Notwithstanding the foregoing, the Company and the Bank shall not in connection with the Financing Restructuring be required to modify or amend the indemnification provisions of the engagement letter between Sandler O’Neill & Partners, L.P. and the Company, dated as of May 28, 2010 nor shall such provisions or any payments made or to be made pursuant thereto be taken into account for purposes of calculating the $2,000,000 figure in the preceding sentence.

Exhibit C-1

Exhibit D
Registration Rights Agreement - Principal Terms

This Term Sheet outlines the terms and conditions of the Registration Rights Agreement to be executed by TIB Financial Corp. (the “Company”) and North American Financial Holdings, Inc. (“Purchaser”), providing certain registration rights to Purchaser with respect to (i) the shares of the Common Stock issued to Purchaser and (ii) the Common Stock issuable upon conversion of the Convertible Preferred Stock (the “Registrable Common Stock”), in connection with Purchaser’s investment in the Company.

Shelf Registration:
At Purchaser’s request, the Company shall use reasonable best efforts to promptly file a registration statement providing for the resale by Purchaser of such number of shares of Registrable Common Stock requested by Purchaser to be registered thereby (including prospectus, amendments and supplements to the shelf registration statement or prospectus and all related materials, the “Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable following such filing. The Company shall maintain the effectiveness of the Shelf Registration Statement for a period of at least eighteen (18) months in the aggregate plus the duration of any blackout period.

Fully Marketed Underwritten Offerings:
Purchaser may request an aggregate of four (4) fully marketed underwritten offerings pursuant to the Shelf Registration Statement; provided, however, that Purchaser may request no more than two (2) underwritten offerings pursuant to the Shelf Registration Statement in any 12-month period that require involvement by management of the Company in “road-show” or similar marketing activities. Other than customary blackout periods, there shall be no limitation on the number of takedowns off the Shelf Registration Statement.

Additional Demand Registrations:
As promptly as practicable and in any event within twenty (20) days of a request by Purchaser, the Company will file a registration statement registering for resale such number of shares of Common Stock held by Purchaser as requested to be so registered. Purchaser will be entitled to request four (4) additional demand registrations, less the number of fully marketed underwritten offerings completed off of the Shelf Registration Statement.

Piggyback Registrations:	Unlimited, subject to customary cutbacks and exclusions of certain types of registrations (e.g. S-4, S-8).

Selection of Underwriters:
Purchaser will have the right to select the managing underwriter(s) in connection with its demand and shelf registration rights described above, subject to approval by the Company, which approval will not be unreasonably withheld.

Exhibit D-1

Fees and Expenses:
The Company shall pay for all costs and expenses in connection with the Company's compliance with its registration obligations attributable to the sale of Registrable Common Stock by Purchaser, except for underwriting discounts and commissions.

Full Cooperation:
At the recommendation or request of underwriters, members of the senior management of the Company (including the CEO and CFO) will make themselves available for “road show” and other customary marketing activities, and the Company will prepare preliminary and final prospectuses for use in connection therewith.

Transfer of Registration Rights:
Purchaser may transfer all or a portion of its then-remaining registration rights to a transferee who acquires at least 10% of the Registrable Common Stock and the Convertible Preferred Stock in the aggregate, subject to such transferee’s agreement to be bound by the terms of the Registration Rights Agreement.

Blackouts:	The rights of Purchaser will be subject to customary suspension and blackout provisions.

Exhibit D-2

Exhibit E
Certain Post-Closing Transactions

Purchaser shall have the right, exercisable in whole or in part, at any time or from time to time during the period commencing on the Closing Date and continuing to and including the date that is eighteen months following the Closing Date, to purchase (a) prior to the amendment of the Articles of Incorporation to increase the number of authorized shares of Common Stock as described in Section 3.1(b), up to 175,000 shares of Preferred Stock at a per share purchase price of $1,000.00 and (b) subsequent to such amendment of the Articles of Incorporation, up to 1,166,666,667 shares of Common Stock in the aggregate (the “Additional Shares”) at a per share purchase price of $0.15.

The Company shall, if so requested by Purchaser, evidence the obligations set forth in this Section 4.9 in the form of a warrant agreement (which shall include customary antidilution adjustments for warrants issued in a transaction of this nature) reasonably satisfactory to Purchaser.  Upon Purchaser’s request, the Company shall obtain the authorization for listing of the Additional Shares on the NASDAQ or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance.

The Shareholder Proposal required by Section 3.1(b) shall also include, and for purposes of the Agreement shall be deemed to include, the approval of an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock sufficient to permit the issuance of the Additional Shares.

Exhibit E-1